Exhibit 99.1

TransAtlantic Petroleum Ltd. Announces Unaudited Year End 2011 Results, Announces Definitive Agreement to Sell Viking and Provides Operational Update

Hamilton, Bermuda (March 16, 2012) – TransAtlantic Petroleum Ltd. (TSX: TNP)(NYSE-AMEX: TAT) (the “Company”) announces unaudited results for the quarter and year ended December 31, 2011, including a summary of year-end proved reserves, announces a definitive agreement to sell Viking and provides an operational update.

Selected Highlights

•	TransAtlantic signed a definitive stock purchase agreement to sell its oilfield services business for an aggregate purchase price of $164 million, subject to adjustment in limited circumstances;

•	Successful first Thrace Basin multi-zone fracture stimulation (“frac”) recently completed at a peak rate of 3.0 million cubic feet (“MMcf”) of natural gas per day ;

•	Goksu-2, a successful offset to our recent Molla discovery, was completed with an initial production rate of approximately 400 barrels (“bbls”) of oil per day;

•

Net sales volumes in the fourth quarter of 2011 averaged 5,367 barrels of oil equivalent (“boe”) per day, an increase of 43% over the same period in 2010 and 7% over the third quarter of 2011; Adjusted EBITDAX from continuing operations for the fourth quarter of 2011 totaled $21.9 million (Adjusted EBITDAX is a non-GAAP financial measure that is defined and reconciled to net income later in this press release);

•

Year-end 2011 PV-10 of $645.8 million ($1.76 per current common share outstanding), an increase of 20% from the year-end 2010 PV-10 of $536.3 million ($1.46 per current common share outstanding) (PV-10 is a non-GAAP financial measure that is defined and reconciled to the standardized measure later in this press release)Proved reserves as of December 31, 2011 totaled 13.4 million barrels of oil equivalent (“MMboe”);

•

Fourth quarter of 2011 results were impacted by $4.8 million of unrealized mark-to-market derivative losses, $2.7 million of foreign exchange losses, a $25.9 million impairment charge related to unproved oil and natural gas properties in Bulgaria due to recent legislation enacted by the Bulgarian Parliament, an $18.8 million impairment related to certain natural gas reserves, and other items that increased production expense and general and administrative expense by a combined total of $3.0 million.

Fourth Quarter 2011 Operating Summary

	For the three months ended
	December 31, 2011	December 31, 2010	September 30, 2011
Net Sales
Oil (Mbbls):	231	196	222
Natural Gas (MMcf):	1,576	887	1,426

Total Net Sales (Mboe):	494	344	460
Total Net Sales (boe/day):	5,367	3,743	4,996

Realized Commodity Pricing
Oil ($/bbl – Unhedged):	$101.28	$91.67	$104.43
Oil ($/bbl – Hedged):	$97.22	$74.17	$98.56

Natural Gas ($/Mcf – Unhedged):	$7.25	$7.85	$6.53
Natural Gas ($/Mcf – Hedged):	$7.25	$7.85	$6.53

Form 10-K Delay and Remediation of Most Material Weaknesses in Internal Control Over Financial Reporting

TransAtlantic’s auditor KPMG LLP, a Canadian limited liability partnership (“KPMG Canada”), has informed the Company that it needs additional time to complete its documentation, audit and review of TransAtlantic’s Annual Report on Form 10-K for 2011 (“Form 10-K”). As a result, TransAtlantic is unable to file its Form 10-K with the Securities and Exchange Commission (“SEC”) within the prescribed deadline. The Company expects to complete the Form 10-K and file it with the SEC during the week of March 19th upon KPMG Canada’s final approval. TransAtlantic is providing preliminary, unaudited results today and does not anticipate any material changes resulting from KPMG Canada’s remaining review.

TransAtlantic has remediated the majority of the material weaknesses in its internal control over financial reporting reported in its 2010 Form 10-K. The unremediated material weaknesses relate to the Company’s period-end financial statement closing process and the translation of TransAtlantic’s foreign entity account balances. TransAtlantic intends to take further action to remediate these material weaknesses and improve the effectiveness of its internal control over financial reporting during 2012. The sale of TransAtlantic’s oilfield services business is expected to simplify the administration and accounting process.

As previously reported on a Current Report on Form 8-K, TransAtlantic has engaged KPMG LLP, a Delaware limited liability partnership (“KPMG USA”), as its independent registered public accounting firm for the year ending December 31, 2012, effective upon the completion of the audit of the Company’s financial statements as of and for the year ended December 31, 2011 and subject to approval of TransAtlantic’s shareholders at the 2012 Annual Meeting of Shareholders, as required by Bermuda law. Effective upon the completion of the audit of TransAtlantic’s financial statements as of and for the year ended December 31, 2011, KPMG USA will replace KPMG Canada as the Company’s independent registered public accounting firm.

Sale of Oilfield Services Business

On March 15, 2012, TransAtlantic signed a stock purchase agreement to sell its oilfield services business, which is substantially comprised of its wholly owned subsidiaries Viking International Limited (“Viking International”) and Viking Geophysical Services, Ltd. (“Viking Geophysical” and, together with Viking International, “Viking”), to Dalea Partners, LP (“Dalea”, an affiliate of N. Malone Mitchell, 3rd, the Company’s Chairman and Chief Executive Officer) for an aggregate purchase price of $164.0 million, consisting of $152.5 million in cash, subject to a net working capital adjustment, and a $11.5 million promissory note from Dalea. The promissory note will be payable five years from the date of issuance or earlier upon the occurrence of certain specified events. Prior to closing, Dalea expects to assign the stock purchase agreement to a joint venture owned by Dalea and funds advised by Abraaj Investment Management Limited (an affiliate of Abraaj Capital Holdings Limited, one of the leading private equity groups investing in emerging markets). The sale of Viking is subject to the approval of regulatory authorities, the receipt of equity financing by the buyer and other customary closing conditions.

The transaction was approved by a special committee of four of TransAtlantic’s independent directors (the “Special Committee”), which was formed in mid-2011 to explore strategic alternatives relating to TransAtlantic’s oilfield services business, including the possible sale of Viking. PPHB, LP served as the Special Committee’s and TransAtlantic’s exclusive independent financial advisor in connection with the Viking sale and, in connection therewith, rendered a fairness opinion solely for the benefit of the Special Committee which was subject to certain assumptions and limitations as provided in such opinion.

Contractually, the effective date of the sale of Viking will be April 1, 2012, regardless of when the actual closing occurs. The closing is anticipated to occur during the second quarter of 2012. The purchase price for Viking will be increased by the amount (if any) that the net working capital of Viking is greater than zero and will be decreased by the amount (if any) that the net working capital of Viking is less than zero. TransAtlantic intends to use approximately $4 million of the cash consideration to repay (i) the outstanding balance on its amended and restated note payable from Viking International to Viking Drilling, LLC, and (ii) the outstanding balance of a secured credit agreement entered into by Viking International to fund the purchase of vehicles. TransAtlantic may use the remaining cash proceeds to repay some or all of (i) the outstanding indebtedness under its amended and restated senior secured credit facility with Standard Bank Plc and BNP Paribas (Suisse) SA and (ii) its credit agreement with Dalea.

In conjunction with the stock purchase agreement, Dalea has agreed to extend the maturity of its credit agreement with TransAtlantic until the earlier of (i) June 30, 2012 or (ii) the later of (x) the closing of the sale of Viking or (y) two days after demand by Dalea. Interest on the Dalea credit agreement will cease to accrue from April 1, 2012 until the closing date. If the closing does not occur, the abated interest will be reinstated.

In connection with the stock purchase agreement, the Company, Viking International and Viking Geophysical will enter into a five-year master services agreement that will ensure the Company has continued access to Viking’s equipment and services at market prices.

In addition, on March 15, 2012, TransAtlantic entered into a $15.0 million credit facility with Dalea to provide it with additional liquidity for general corporate purposes until the sale of Viking is completed. If drawn, loans under this credit facility agreement would bear interest at a rate of three month LIBOR plus 5.5% per annum.

Fourth Quarter 2011 Results

For the three months ended December 31, 2011, total net sales increased to approximately 494 thousand barrels of oil equivalent (“Mboe”), compared to net sales of approximately 344 Mboe for the same period last year and approximately 460 Mboe in the third quarter of 2011. During the three months ended December 31, 2011, the Company sold an average of 5,367 boe per day. Total net sales were comprised of approximately 231 thousand net barrels (“Mbbls”) of oil at an average rate of approximately 2,512 net bbls per day and approximately 1,576 net MMcf of natural gas at an average rate of approximately 17.1 net MMcf per day.

For the quarter ended December 31, 2011, our average realized price (unhedged) was $101.28 per bbl of oil and $7.25 per thousand cubic feet (“Mcf”) of natural gas, compared to an average realized price of $91.67 per bbl and $7.85 per Mcf in the quarter ended December 31, 2010 and $104.43 per bbl and $6.53 per Mcf in the quarter ended September 30, 2011.

Total revenues increased to $36.7 million for the three months ended December 31, 2011 compared to $25.0 million realized in the same period in 2010 and $32.0 million for the three months ended September 30, 2011. Net loss from continuing operations for the three months ended December 31, 2011 was $54.5 million, or $0.15 per share (basic and diluted), compared to $17.2 million, or $0.05 per share (basic and diluted), for the three months ended December 31, 2010 and $4.6 million, or $0.01 per share (basic and diluted) for the three months ended September 30, 2011. Reported net loss for the fourth quarter of 2011 included $4.8 million of unrealized mark-to-market derivative losses, $2.7 million of foreign exchange losses, a $25.9 million impairment charge related to unproved oil and natural gas properties in Bulgaria due to recent legislation by the Bulgarian Parliament, an $18.8 million impairment of certain natural gas reserves, and other non-recurring items that increased production expense and general and administrative expense by a total of $2.9 million.

Adjusted EBITDAX from continuing operations for the three months ended December 31, 2011 was $21.9 million compared to $9.8 million for the three months ended December 31, 2010 and $20.3 million for the quarter ended September 30, 2011.

Fiscal 2011 Results

For the year ended December 31, 2011, total net sales increased to approximately 1,669 Mboe, compared to net sales of approximately 975 Mboe for the year ended December 31, 2010. During 2011 the Company sold an average of 4,572 boe per day, comprised of approximately 891 Mbbls of oil at an average rate of approximately 2,447 net bbls per day and approximately 4,656 net MMcf of natural gas at an average rate of approximately 12.8 net MMcf per day. Our average realized price (unhedged) during 2011 was $103.72 per bbl of oil and $7.05 per Mcf of natural gas, compared to an average price received of $80.01 per bbl and $7.63 per Mcf during 2010.

Total revenues increased to $129.4 million for the year ended December 31, 2011 compared to $70.9 million in 2010. Net loss from continuing operations for the year ended December 31, 2011 was $72.8 million, or $0.20 per share (basic and diluted), compared to a net loss of $31.5 million, or $0.10 per share (basic and diluted), for the year ended December 31, 2010. Adjusted EBITDAX from continuing operations for the year ended December 31, 2011 was $75.7 million compared to $21.8 million for the year ended December 31, 2010.

Operational Review

During the fourth quarter of 2011, TransAtlantic and its subsidiaries spudded 14 gross wells, completed five gross wells, executed nine fracs, and performed 66 workovers. The Company’s 7-day average net production rate as of March 13, 2012 was approximately 4,797 net boe per day, including approximately 13.5 MMcf per day of natural gas and approximately 2,548 bbls per day of oil. Production has declined since year-end 2011 due to natural field declines combined with reduced workover activity levels, limited new well tie-ins, a pause in our frac program to accommodate crew vacation and recent adverse weather conditions that restricted logistics.

Thrace Basin

In the Thrace Basin of northwestern Turkey, the Company’s net sales of natural gas for the fourth quarter of 2011 averaged approximately 16.9 MMcf per day, compared to an average of approximately 9.6 MMcf per day in the fourth quarter 2010 and 15.2 MMcf per day in the three months ended September 30, 2011.

Frac Program. TransAtlantic and its partners have seen continued success with the Thrace Basin frac program, including the first successful multi-zone frac. To-date, with the exception of the deep Pancarkoy-1 well discussed later in this release, all of our Thrace Basin fracture stimulated wells have been re-entries of existing producing wells. The results of successful wells continue to average approximately 2.0 MMcf per day of peak production and represent an average 12-fold improvement over pre-frac production levels (excluding non-producing wellbores).

The following table details our frac results in the Thrace Basin:

Well	Working Interest (%)	Frac Date	Net Pay (meters)	Porosity (%)	Peak 24-hour Test Rate (MMcf/day)		Initial 7-Day Average (MMcf/day)
Yazir-2, 1st stage	41.5%	7/18/2011	27	8.5	0.1		0.1
Yazir-2, 2nd stage	41.5%	8/1/2011	46	10	—		—
Kayi-15	41.5%	9/30/2011	20	17	0.6		0.5
BTD-2	41.5%	10/3/2011	9	16	4.3		3.3
Aydede-2	41.5%	11/22/2011	4	20	2.2		1.4
DTD-7	41.5%	11/28/2011	9	14	0.2		0.1
Kayi-14	41.5%	12/7/2011	13	17	5.0		3.7
Dogu Yagci-1	41.5%	12/12/2011	10	14	2.0		1.5
Aydede-1	41.5%	12/14/2011	10	15	0.9		0.7
DTD-11	41.5%	1/7/2012	3	11	1.1		0.8
Kayra Derin-1	41.5%	2/4/2012	7	12	0.1	(1)	—
TDR-5	41.5%	2/11/2012	9	14	3.0		2.1
Senova-1	41.5%	2/15/2012	4	18	0.2		N/A	(2)
Kuzey Kayi-2	41.5%	2/19/2012	3	13	0.7		0.6

(1)	The Kayra Derin-1 frac’d into a water zone.
(2)	The Senova-1 was frac’d and tested to extend a license but was not tied to a gathering system. The well is located approximately 30 kilometers west of the Terkidag Field Area.

The completion of the TDR-5 well included the perforation and stimulation of two sands via a single stage limited entry frac and produced at a peak rate of 3.0 MMcf per day. The Company plans to continue testing and refining its completion methodology in the play including testing multi-stage, multi-zone fracs.

Results to-date, combined with data from more than 100 penetrations, indicate production and drainage from each wellbore is likely to be optimized with one to four fracs, with each draining an approximate 50 acre area. While still early in the program, the Company’s reservoir engineers have identified single stage type curve scenarios that indicate per stage recoveries ranging from 200 MMcf to over 500 MMcf and a base case estimated recovery of 330 MMcf. As previously reported the Company has identified approximately 38,500 acres in a region that we have labeled the “Tekirdag Field Area” that we believe have the right structure and depositional factors in place to support a successful resource development program. TransAtlantic and its partners intend to continue testing additional structures across its entire Thrace Basin acreage position.

Deep Unconventional. In January 2012 the Company executed the first deep fracture stimulation on the Pancarkoy-1 exploration well (100% working interest), the Company’s initial test of the deep, unconventional natural gas opportunities in the Thrace Basin. The well confirmed gas and exhibited high initial gas rates during the initial flowback period but was followed by high water influx, indicating the frac wings reached a water bearing zone. More than 179 feet (54.5 meters) of net pay in five zones were identified during drilling. The Company intends to stimulate additional zones in the Pancarkoy-1 wellbore and will modify its frac procedure to attempt to improve results.

TransAtlantic recently drilled the Suleymaniye-2 exploration well (41.5% working interest), an approximately 8,000 foot (2,450 meters) well targeting the Osmancik and Mezardere formations on a license southwest of the Pancarkoy-1 well. The Suleymaniye-2 targeted a four-way structural high to a previously drilled well that generated natural gas shows in the targeted interval. The well is currently awaiting completion. The next well in the program, the DTD Deep-1 (41.5% working interest) was recently spud targeting four prospective intervals. The DTD Deep-1 will be the first deep test in the Tekirdag Field Area and is on the same geological structure as our existing dataset of shallower re-entry fracs.

Southeastern Turkey

Molla (100% working interest). Subsequent to the previously announced Goksu-1R discovery well, TransAtlantic recently completed the Goksu-2 with an initial production rate of approximately 400 bbls of oil per day from the Mardin group. The well has flowed more than 5,600 bbls of oil during its first 20 days of production. The next well in the field, the Bahar-1, is expected to spud this week and will test both the Mardin formation and the Dadas shale. Following the Bahar-1, the Company expects to drill the Goksu-3. TransAtlantic is currently evaluating drilling the Goksu-3 horizontally into the Mardin formation. If drilled horizontally, the Goksu-3 would represent the Company’s first horizontal well drilled in Turkey.

TransAtlantic has recently applied for a 61,561 acre (24,913 hectare) exploration license immediately offsetting the Company’s existing Molla licenses. If the acreage is awarded to TransAtlantic, it will hold exploration and production licenses totaling approximately 160,000 contiguous net acres (65,000 hectares), all of which is prospective for the Dadas shale formation.

Selmo (100% working interest). Net sales at the Selmo oil field in the fourth quarter of 2011 averaged approximately 2,393 bbls per day, compared to approximately 1,952 bbls per day in the fourth quarter of 2010 and 2,244 bbls per day during the third quarter of 2011. During the fourth quarter of 2011 the Company completed three wells at Selmo adding a combined 410 bbls per day of initial production. Three additional wells were spudded during the quarter, one of which is expected to be placed into production during the first quarter of 2012. The other two wells are part of a three well pad development and are not expected to contribute to production until the second quarter of 2012.

Arpatepe (50% working interest). Net sales at the Arpatepe oil field averaged 117 bbls per day during the fourth quarter of 2011. The Arpatepe-6 well was drilled and cased in January 2012 and is expected to commence production by April 2012. TransAtlantic’s partner is currently nearing total depth on the Arpatepe-5 well. TransAtlantic and its partner were awarded a production lease at Arpatepe in November 2011. In February 2012 the Company and its partners were awarded an exploration lease covering the area outside the production lease carve-out.

Bulgaria

On January 18, 2012, the Bulgarian Parliament enacted legislation that bans fracture stimulation in the Republic of Bulgaria. As long as this legislation remains in effect, our exploration, development and production activities in Bulgaria will be significantly constrained. However TransAtlantic continues to produce modest conventional natural gas volumes on a test basis from the Deventci R-1 well. Due to the Bulgarian legislation, the Company has recorded an impairment charge totaling $25.9 million related to unproved oil and natural gas properties in Bulgaria and has booked cumulative contingent liabilities of $10 million associated with certain contractual commitments.

During the fourth quarter of 2011, the Company drilled the Peshtene R-11 well and cored an extensive section of the Jurassic formation. Core results are expected to be available in April 2012.

Outlook

TransAtlantic’s Board of Directors approved a preliminary capital expenditure budget for 2012 of approximately $130 million. Spending during 2012 is expected to consist of approximately $110 million of drilling and completion expense (over 90 gross wells), $15 million of seismic expense, and $6 million on infrastructure expense. This compares to capital expenditures in 2011 (excluding acquisitions and before intra-company eliminations) of approximately $62 million to drill and complete 59 gross wells, $13 million of seismic expense and $8 million spent on infrastructure.

The Company expects net production during the first quarter of 2012 to average approximately 5,000 boe per day and be balanced between natural gas and oil. Production is expected to increase in the second quarter of 2012, contingent upon continued success in our Thrace Basin frac and overall exploration and development programs.

Reserves Summary

DeGolyer and MacNaughton evaluated the Company’s reserves as of December 31, 2011 in accordance with the reserves definitions of Rule 4-10(a) (1)-(32) of Regulation S-X of the SEC and in accordance with National Instrument 51-101 (“NI 51-101”) and the Canadian Oil and Gas Evaluators Handbook (“COGEH”).

On a volumetric basis the Company’s proved, probable and possible reserves declined from year-end 2011 due primarily to production of existing reserves and negative performance revisions in certain gas fields. Additionally, the Company received only modest reserve additions from new field discoveries (Molla) and the Thrace Basin frac program due to limited performance history. The present value of future reserve-based cash flows discounted at a 10% annualized rate (“PV-10”) increased by 20% from year-end 2010 primarily due to the increase in oil prices from an average of $77 per barrel to $108 per barrel.

NI 51-101 Case Reserves Summary

The following is a summary of the Company’s estimated net proved, probable, and possible reserves at December 31, 2011 compared to total estimated net proved, probable, and possible reserves at December 31, 2010:

	2011 Net Reserves		Year/Year Comparison
	Oil (Mbbls)	Natural Gas (MMcf)	2011 (Mboe)(1)	2010 (Mboe)	% Change
Proved Developed	5,373	10,501	7,123	8,357	-14.8%
Proved Undeveloped	5,842	2,702	6,293	8,279	-24.0%
Total Proved (1P)	11,215	13,204	13,416	16,636	-19.4%

Probable	4,801	12,657	6,910	11,725	-41.1%
Total Proved + Probable (2P)	16,016	25,861	20,326	28,361	-28.3%

Possible	11,656	105,242	29,195	41,825	-30.2%
Total Proved + Probable + Possible(2) (3P)	27,672	131,103	49,522	70,186	-29.4%

(1)

Boe is not included in the Degolyer and MacNaughton reserve report and is derived by the Company by converting natural gas to oil in the ratio of six Mcf of natural gas to one bbl of oil. Boe may be misleading, particularly if used in isolation. A boe conversion ratio of six Mcf to one bbl is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead.

(2)

Under NI 51-101, possible reserves are those additional reserves that are less certain to be recovered than probable reserves. There is a 10% probability that the quantities actually recovered will equal or exceed the sum of proved plus probable plus possible reserves.

SEC Case Reserves Summary

The following is a summary of the Company’s estimated net proved, probable, and possible reserves at December 31, 2011 and December 31, 2010:

Reserves at December 31, 2011	Proved Developed	Total Proved	Proved+ Probable	Proved+ Probable+ Possible
Oil and Condensate, Mbbls	5,373	11,215	16,016	27,672
Natural Gas, MMcf	10,520	13,223	25,892	131,118

Total Oil and Natural Gas, Mboe(1)	7,126	13,419	20,331	49,525

PV-10(2) , $MMs	$344.0	$645.8	$925.6	$1,751.6

Reserves at December 31, 2010	Proved Developed	Total Proved	Proved+ Probable	Proved+ Probable+ Possible
Oil and Condensate, Mbbls	5,588	12,936	18,277	31,080
Natural Gas, MMcf	16,560	22,425	60,737	234,863

Total Oil and Natural Gas, Mboe	8,348	16,674	28,400	70,224

PV-10(2) , $MMs	$288.9	$536.3	$894.4	$1,828.3

	Oil (Mbbls)	Natural Gas (MMcf)	Total (Mboe)
Proved reserves at December 31, 2010:	12,936	22,425	16,674
Extensions	0	0	0
Discoveries	33	468	111
Production	-893	-4,657	-1,669
Purchases/Sales	1	5,620	937
Revisions	-862	-10,633	-2,634

Proved reserves at December 31, 2011:	11,215	13,223	13,419

(1)

Mboe is not included in the DeGolyer and MacNaughton reserve report and was derived by the Company by converting natural gas to oil in the ratio of six Mcf of natural gas to one bbl of oil. PV-10 was calculated using $108.00 per bbl and $7.46 per Mcf, $7.11 per Mcf or $6.77 per Mcf depending on the asset group.

(2)

The PV-10 value of the estimated future net revenue are not intended to represent the current market value of the estimated oil and natural gas reserves we own. Management believes that the presentation of PV-10, while not a financial measure in accordance with generally accepted accounting principles in the United States (“GAAP”), provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and natural gas companies. Because many factors that are unique to each individual company impact the amount of future income taxes estimated to be paid, the use of a pre-tax measure is valuable when comparing companies based on reserves. PV-10 is not a measure of financial or operating performance under GAAP. PV-10 should not be considered as an alternative to the standardized measure as defined under GAAP.

The following table provides a reconciliation of our PV10 to our standardized measure:

U.S. dollars in thousands	2011	2010	Change (%)
Total PV-10:	$645,837	$536,282	20.4%
Future income taxes:	(171,592)	(143,000)	20.0%
Discount of future income taxes at 10% per annum:	57,522	45,085	27.6%

Standardized measure:	$531,797	$438,367	21.3%

Derivative Profile

As of December 31, 2011, TransAtlantic had outstanding derivative contracts with respect to its future oil production as set forth in the table below. No changes have been made to the Company’s derivative portfolio subsequent to year-end.

			Weighted Average Floor ($/ bbl)	Weighted Average Ceiling ($/bbl)	Weighted Average
Type	Period	Quantity (bbl/day)			Additional Call ($/bbl)
Collar	January 1, 2012 to December 31, 2012	960	$64.69	$106.98	NM
Collar	January 1, 2013 to December 31, 2013	400	$75.00	$125.50	NM
Collar	January 1, 2014 to December 31, 2014	380	$75.00	$124.25	NM
3-way collar	January 1, 2012 to December 31, 2012	240	$70.00	$100.00	$129.50
3-way collar	January 1, 2012 to March 31, 2012	350	$85.00	$118.88	$138.13
3-way collar	April 1, 2012 to June 30, 2012	350	$85.00	$116.25	$137.38
3-way collar	July 1, 2012 to December 31, 2012	205	$85.00	$97.13	$162.13
3-way collar	January 1, 2013 to December 31, 2013	831	$85.00	$97.13	$162.13
3-way collar	January 1, 2014 to December 31, 2014	726	$85.00	$97.13	$162.13
3-way collar	January 1, 2015 to December 31, 2015	1,016	$85.00	$91.88	$151.88

Conference Call

The Company will host a conference call to discuss this earnings release on Friday, March 16, 2012 at 10:00 a.m. Eastern (9:00 a.m. Central). Investors who would like to participate in the call should dial 877-878-2762, or 678-809-1005 for international calls, approximately 10 minutes prior to the scheduled start time, and ask for the TransAtlantic conference call. The conference ID is 50331142. A replay will be available until 11:59 p.m. Eastern on March 30, 2012. The number for the replay is 855-859-2056, or 404-537-3406 for international calls, and the conference ID is 50331142.

An enhanced webcast of the conference call and replay will be available through the Company’s website. To access the conference call and replay, click on “Investors,” select “Events,” and click on “Webcast” found below the event listing. The webcast requires Microsoft Windows Media Player or RealOne Player. If you experience problems listening to the broadcast, please contact Shareholder.com via phone at 800-990-6397 or email at ClientSupport@Shareholder.com.

TransAtlantic Petroleum Ltd.

Preliminary Consolidated Statements of Operations

(unaudited)

	For the Three Months Ended Dec. 31,		For the Twelve Months Ended Dec. 31,
U.S. dollars and shares in thousands, except per share amounts	2011	2010	2011	2010
Revenues:
Oil and natural gas sales	$36,213	$24,359	$127,265	$69,839
Other	489	627	2,153	1,015

Total revenues	36,702	24,986	129,418	70,854
Costs and expenses:
Production	6,407	6,044	17,934	20,286
Exploration, abandonment and impairment	44,709	5,232	60,234	12,691
Seismic and other exploration	2,811	7,579	9,627	16,883
Contingent consideration and contingency changes	4,750	—	6,000	—
General and administrative	8,501	8,305	35,388	26,049
Depreciation, depletion and amortization	16,343	9,353	41,655	16,436
Accretion of asset retirement obligation	249	296	1,142	470

Total costs and expenses	83,770	36,809	171,980	92,815

Operating loss	(47,068)	(11,823)	(42,562)	(21,961)
Other (expense) income:
Interest and other expense	(2,977)	(3,484)	(13,464)	(7,055)
Interest and other income	145	83	937	267
Loss on commodity derivative contracts	(5,729)	(2,229)	(8,426)	(1,624)
Foreign exchange loss	(2,740)	(2,598)	(11,730)	(1,872)

Total other expense	(11,301)	(8,228)	(32,683)	(10,284)

Loss from continuing operations before income taxes	(58,369)	(20,051)	(75,245)	(32,245)
Current income tax benefit (expense)	306	1,321	(2,386)	(2,076)
Deferred income tax benefit	3,556	1,507	4,870	2,826

Net loss from continuing operations.	$(54,507)	$(17,223)	$(72,761)	$(31,495)

Net loss from discontinued operations, net of taxes	(12,430)	(12,975)	(40,623)	(38,251)

Net loss	(66,937)	(30,198)	(113,384)	(69,746)

Other comprehensive (loss) income	(3,791)	(22,427)	(52,671)	(7,768)

Comprehensive loss	$(70,728)	$(52,625)	$(166,055)	$(77,514)

Basic and diluted net loss per common share:
From continuing operations	$(0.15)	$(0.05)	$(0.20)	$(0.10)
From discontinued operations	$(0.03)	$(0.04)	$(0.11)	$(0.12)
Basic and diluted weighted average number of shares outstanding	365,729	336,134	355,971	312,488

TransAtlantic Petroleum Ltd.

Preliminary Summary Consolidated Statements of Cash Flows

(unaudited)

	For the Twelve Months Ended
U.S. dollars in thousands	Dec. 31, 2011	Dec. 31, 2010
Net cash provided by (used in) operating activities from continuing operations	$51,556	$(19,309)
Net cash used in investing activities from continuing operations	(67,271)	(170,490)
Net cash provided by financing activities from continuing operations	18,665	208,031
Net cash used in discontinued operations	(20,896)	(73,838)
Effect of exchange rate changes on cash and cash equivalents	(1,614)	202
Net decrease in cash and cash equivalents	$(19,560)	$(55,808)

TransAtlantic Petroleum Ltd.

Preliminary Summary Consolidated Balance Sheets

(unaudited)

	As of
U.S. dollars in thousands	December 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$15,116	$34,676
Accounts receivable	42,694	33,186
Prepaid and other current assets	9,863	6,376
Deferred income taxes	2,124	991
Assets held for sale	128,117	—

Total current assets	197,914	75,229
Property and equipment, net	235,724	368,846
Other	13,187	29,893

Total assets	$446,825	$473,968

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	24,277	16,811
Short term debt	80,732	106,673
Accrued liabilities and other	19,481	10,329
Derivative liabilities	3,716	1,612
Liabilities held for sale	26,714	—

Total current liabilities	154,920	135,425

Total liabilities	268,385	197,911
Total shareholders’ equity	178,440	276,057

Total liabilities and shareholders’ equity	$446,825	$473,968

Reconciliation of Net Income to Adjusted EBITDAX

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
U.S. dollars in thousands	2011	2010	2011	2010
Net loss from continuing operations	$(54,507)	$(17,223)	$(72,761)	$(31,495)
Adjustments:
Interest and other, net	2,832	3,401	12,527	6,788
Income tax benefit	(3,862)	(2,828)	(2,484)	(750)
Exploration, abandonment, and impairment	44,709	5,232	60,234	12,691
Seismic and other exploration	945	6,213	5,874	12,124
Foreign exchange loss	2,740	2,598	11,730	1,872
Share-based compensation	333	553	1,679	2,016
Derivative loss	5,729	2,229	8,426	1,624
Accretion of asset retirement obligation	249	296	1,142	470
Depreciation, depletion, and amortization	16,343	9,353	41,655	16,436
Evaluation of financial alternatives	850	—	850	—
Contingent consideration and contingency changes	4,750	—	6,000	—
Other	838	—	838	—

Adjusted EBITDAX from continuing operations	$21,949	$9,824	$75,710	$21,776

Adjusted EBITDAX is a non-GAAP financial measure that represents earnings from continuing operations before income taxes, interest, depreciation, depletion, amortization, impairment, abandonment, and exploration expenses, unrealized derivative losses and non-cash share-based compensation expense.

The Company believes Adjusted EBITDAX assists management and investors in comparing the Company’s performance and ability to fund capital expenditures and working capital requirements on a consistent basis without regard to depreciation, depletion and amortization, impairment of natural gas and oil properties and exploration expenses, which can vary significantly from period to period. In addition, management uses Adjusted EBITDAX as a financial measure to evaluate the Company’s operating performance. Adjusted EBITDAX is also widely used by investors and rating agencies.

Adjusted EBITDAX is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income, income from operations, or cash flow provided by operating activities prepared in accordance with GAAP. Information regarding income taxes, interest, depreciation, depletion, amortization, impairment, abandonment, and exploration expense is unavailable on a forward looking basis. Net income, income from operations, or cash flow provided by operating activities may vary materially from Adjusted EBITDAX. Investors should carefully consider the specific items included in the computation of Adjusted EBITDAX. The Company has disclosed Adjusted EBITDAX to permit a comparative analysis of its operating performance and debt servicing ability relative to other companies.

About TransAtlantic

TransAtlantic Petroleum Ltd. is an international energy company engaged in the acquisition, development, exploration and production oil and natural gas. The Company holds interests in developed and undeveloped oil and gas properties in Turkey, Bulgaria and Romania.

(NO STOCK EXCHANGE, SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED THE INFORMATION CONTAINED HEREIN.)

Forward-Looking Statements

This news release contains statements regarding expected results from future drilling, completion and fracture stimulation of exploration, appraisal and development wells, a stock purchase agreement to sell the Company’s oilfield services business, expected payments and borrowings on credit facilities, entry into master services agreements, the acquisition and processing of seismic data, the drilling, testing, stimulation, completion and production of oil and gas wells, the holding of an annual shareholders’ meeting, the Company’s capital expenditure plans, as well as other expectations, plans, goals, objectives, assumptions or information about future events, conditions, results of operations or performance that may constitute forward-looking statements or information under applicable securities legislation. Such forward-looking statements or information are based on a number of assumptions, which may prove to be incorrect. In addition to other assumptions identified in this news release, assumptions have been made regarding, among other things, the ability of the Company to continue to develop and exploit attractive foreign initiatives.

Although the Company believes that the expectations reflected in such forward-looking statements or information are reasonable, undue reliance should not be placed on forward-looking statements because the Company can give no assurance that such expectations will prove to be correct. Forward-looking statements or information are based on current expectations, estimates and projections that involve a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking statements or information. These risks and uncertainties include but are not limited to the continuing ability of the Company to operate effectively internationally, reliance on current oil and natural gas laws, rules and regulations, volatility of oil and natural gas prices, fluctuations in currency and interest rates, imprecision of resource estimates, the results of exploration, development and drilling, imprecision in estimates of future production capacity, changes in environmental and other regulations or the interpretation of such regulations, the ability to obtain necessary regulatory approvals, weather and general economic and business conditions.

The forward-looking statements or information contained in this news release are made as of the date hereof and the Company undertakes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.

Note on boe

Barrels of oil equivalent, or boe, is derived by the Company by converting natural gas to oil in the ratio of six thousand cubic feet (“Mcf”) of natural gas to one bbl of oil. A boe conversion ratio of 6 Mcf to 1 bbl is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead. Boe may be misleading, particularly if used in isolation.

Note Regarding NI 51-101 Reserves Data and Other Oil and Gas Information

NI 51-101 imposes oil and gas disclosure standards for Canadian public companies engaged in oil and gas activities. The Company has provided certain of the reserves data and other oil and gas information included in this news release in accordance with NI 51-101 and COGEH and such information may differ from the corresponding information prepared in accordance with U.S. disclosure requirements.

Note Regarding SEC Reserves Data and Other Oil and Gas Information

The Company uses in this news release the terms proved, probable and possible reserves. Proved reserves are reserves which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs and under existing economic conditions, operating methods and government regulations prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced, or the operator must be reasonably certain that it will commence the project within a reasonable time. Probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered. Possible reserves are those additional reserves that are less certain to be recovered than probable reserves. Estimates of probable and possible reserves which may potentially be recoverable through additional drilling or recovery techniques are by nature more uncertain than estimates of proved reserves and accordingly are subject to substantially greater risk of not actually being realized by the Company.

Contact:
Chad Potter, VP, Financial and Investor Relations
Phone:	(214) 220-4323
Internet:	http://www.transatlanticpetroleum.com
Address:	16803 Dallas Parkway
Suite 200
Addison, Texas 75001